                                                                    Exhibit 23.2

                                    CONSENT


          We hereby consent to the references to this firm and our opinions in the Registration Statement on Form S-1 filed by FIRSTFED AMERICA BANCORP, INC., and all amendments thereto and the Application for Conversion on the Form AC filed by First Federal Savings Bank of America (the "Bank") and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to FIRSTFED AMERICA BANCORP, INC., a holding company formed for such purpose, and the offering of FIRSTFED AMERICA BANCORP, INC.'s common stock.

                                 MULDOON, MURPHY & FAUCETTE

                                 /s/ Muldoon, Murphy & Faucette


Dated this 27th day of
September, 1996